Exhibit 3.4

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

LAM RESEARCH CORPORATION

Lam Research Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY:

FIRST:	That the Board of Directors of the Company (the “Board”), duly adopted resolutions setting forth the proposed amendment of the Certificate of Incorporation of the Company set forth below, declaring said amendment to be advisable and authorizing and directing the officers and directors of the Company to solicit the consent of the stockholders of the Company for consideration thereof:

RESOLVED, that Article “ELEVENTH” of the Certificate of Incorporation is hereby deleted, in its entirety, and Articles “TWELFTH” and “THIRTEENTH” are hereby renumbered to be Articles “ELEVENTH” and “TWELFTH”, respectively.

SECOND:	That, thereafter, the necessary number of shares of the Company’s capital stock, as required by the General Corporation Law of the State of Delaware, voted in favor of the foregoing amendment at a meeting of the Company’s stockholders;

THIRD:	That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature on Following Page]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Certificate of Incorporation to be signed by George M. Schisler, Jr., its Secretary, this fifth day of November, 2009.

LAM RESEARCH CORPORATION

/s/ George M. Schisler, Jr.
By:	George M. Schisler, Jr.
Its:	Secretary